UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 13, 2011 (December 8, 2011)

RANGE RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-12209	34-1312571
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Throckmorton, Suite 1200 Ft. Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 870-2601

(Former name or former address, if changed since last report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Range Resources Corporation (the “Company”) hereby furnishes the information set forth in its Press Release, dated December 13, 2011, announcing the appointment of John H. Pinkerton to the office of Executive Chairman of the Board of Directors, the appointment of Jeffrey L. Ventura to the office of President and Chief Executive Officer and the appointment of Ray N. Walker to the office of Senior Vice President and Chief Operating Officer. These appointments are effective January 1, 2012 for terms expiring at the 2012 annual meeting of shareholders. A copy of the Press Release is attached as Exhibit 99.1.

Mr. Pinkerton has served as the Company’s CEO since 1992. Mr. Ventura, currently President and Chief Operating Officer of Range, has been with the Company since 2003 and was elected a Director in 2005. Mr. Walker has been with the Company since 2006 and is currently Senior Vice President-Safety, Environment and Regulatory. Previously, Mr. Walker was employed by Halliburton in various technical and management roles, Union Pacific Resources and several private companies where he served as an officer. Mr. Walker has 34 years of oil and gas operations and management experience and is a Registered Petroleum Engineer.

In connection with these appointments, the Compensation Committee of the Board of Directors set Mr. Pinkerton’s base salary at $640,000 and he is eligible for a bonus under our previously announced cash bonus plan with a target bonus opportunity of 100% of his base salary. Our Compensation Committee set Mr. Ventura’s base salary at $800,000 with a target bonus opportunity under our previously announced cash bonus plan of 100%. Mr. Walker’s base salary was set at $400,000. Both Mr. Pinkerton and Mr. Ventura shall participate in the Range Resources Corporation Amended and Restated Executive Change in Control Severance Benefit Plan at the “3X” participation level.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits:

99.1     Press Release dated December 13, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RANGE RESOURCES CORPORATION

By:	/s/ Roger S. Manny
Roger S. Manny
Chief Financial Officer

Date: December 13, 2011

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated December 13, 2011

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